Exhibit 10.42

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made and entered into as of August 5, 2026 (“Effective Date”), by and between KR JUNCTION, LLC, a Delaware limited liability company (“Landlord”), and AVENZO THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord (as successor-in-interest to BRE CA OFFICE OWNER LLC, a Delaware limited liability company) and Tenant entered into that certain Office Lease dated 11/7/2022 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated December 6, 2024 (the “First Amendment”, and together with the Original Lease, the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of 23,461 rentable square feet (collectively, the “Existing Premises”) comprised of: (i) that certain space consisting of 3,836 rentable square feet of space commonly known as Suite 100 (“Suite 100”) and located on the first (1st) floor of that certain building (the “Building”) located at 12707 High Bluff Drive, San Diego, California 92130, (ii) that certain space consisting of 2,402 rentable square feet of space commonly known as Suite 115 and located on the first (1st) floor of the Building (the “Suite 115”), (iii) that certain space consisting of 5,960 rentable square feet of space commonly known as Suite 250 and located on the second (2nd) floor of the Building (“Suite 250”), and (iv) that certain space consisting of 11,263 rentable square feet of space commonly known as Suite 200 and located on the second (2nd) floor of the Building (“Suite 200”).

B. Landlord and Tenant desire (i) to expand the Existing Premises to include that certain space consisting of 5,999 rentable square feet of space commonly known as Suite 350 and located on the third (3rd) floor of the Building (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

Junction Del Mar [Second Amendment] [Avenzo Therapeutics, Inc.]

2. Modification of Premises. Effective as of the date (the “Expansion Commencement Date”), which is the later to occur of (i) January 1, 2027, and (ii) the “Expansion Premises Delivery Date” (defined below), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises for the Expansion Term (defined below). Except as set forth in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Landlord shall tender possession of the Expansion Premises in its presently existing, as-is condition, on or before the Expansion Commencement Date and subject to Tenant’s early entry rights set forth in the Work Letter. The date that Landlord tenders possession of the Expansion Premises to Tenant (via making a key or access card to the Expansion Premises available to Tenant) with the Improvements in the Expansion Premises Substantially Completed (as such terms are defined in the Work Letter) shall be the “Expansion Premises Delivery Date”. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to 29,460 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”.

3. Term.

3.1. Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant’s lease of the Existing Premises on the Lease Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended.

3.2. Extension Option. Landlord and Tenant acknowledge and agree Tenant’s only remaining extension option shall be the Extension Option set forth in Section 4 of Exhibit F of the Original Lease, where Tenant has one (1) option to extend the Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 4 of Exhibit F of the Original Lease; provided, however, such right shall apply to the entire Premises as amended hereby (i.e., Suite 100, Suite 115, Suite 200, Suite 250, and the Expansion Premises).

4. Base Rent.

4.1. In General. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Expansion Commencement Date – December 31, 2027	$403,132.80	$33,594.40	$5.60
January 1, 2028 – December 31, 2028	$415,370.76	$34,614.23	$5.77
January 1, 2029 – December 31, 2029	$427,608.72	$35,634.06	$5.94
January 1, 2030 – December 31, 2030	$440,566.56	$36,713.88	$6.12
January 1, 2031 – August 31, 2031	$453,524.40	$37,793.70	$6.30

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4.2. Abated Base Rent. Provided that Tenant is not then in Default of the Lease (as hereby amended), then during the period commencing on February 1, 2027 and ending on May 31, 2027 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $134,377.60 (i.e., $33,594.40 per month). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the Base Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). If during the Rent Abatement Period (i) Tenant shall be in Default under the Lease (as hereby amended) and shall fail to cure such Default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such Default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall no longer have the right to abate Base Rent for the Expansion Premises during the remainder of the Rent Abatement Period; provided, however, if Tenant cures such Default and this Lease remains in full force and effect, then such credit shall then be applied commencing on the cure of such Default, or (ii) if the Lease (as hereby amended) is terminated for any reason other than Landlord’s breach of the Lease, or an event of casualty or condemnation, then for purposes of calculating Landlord’s damages, if any, under Section 1951.2 of the California Civil Code, the dollar amount of the unapplied portion of the Rent Abatement as of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall no longer have the right to abate Base Rent for the Expansion Premises during the remainder of the Rent Abatement Period.

5. Tenant’s Share of Expenses and Taxes.

5.1. Existing Premises. Tenant shall continue to pay Tenant’s Share of Expenses and Taxes in connection with the Existing Premises in accordance with the terms of the Lease throughout the Term.

5.2. Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Expenses and Taxes in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Expenses and Taxes, the following shall apply:

5.2.1 Tenant’s Share with respect to the Expansion Premises shall equal 10.09%; and

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5.2.2 the Base Year with respect to the Expansion Premises shall be the calendar year 2027.

5.3. Electricity. Pursuant to the terms of Section 5.1 of the Lease, Tenant shall pay all electricity for the Expansion Premises (during the applicable Term thereof) directly to the entity providing such electricity to the Expansion Premises.

6. Condition of Expansion Premises. Except as specifically set forth herein and/or in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. Notwithstanding the foregoing, Landlord shall construct certain Improvements in the Expansion Premises pursuant to the terms of the Work Letter.

7. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Landlord shall be solely responsible for any and all fees and/or commissions due to Broker pursuant to the terms of a separate agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8. Parking. In addition to the parking rights set forth in the Lease with respect to the Existing Premises, effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to use up to twenty-two (22) unreserved parking passes for use in the Parking Facility (based upon a ratio of three-point six (3.6) unreserved parking passes per one thousand (1,000) usable square feet) in connection with Tenant’s lease of the Expansion Premises (the “Expansion Parking Passes”). Tenant shall use the Expansion Parking Passes in accordance with the provisions of the Lease and the same shall be free of charge during the initial Expansion Term.

9. Signs. In connection with the Expansion Premises, Landlord shall, at Landlord’s sole cost and expense, include Tenant’s name in any tenant directory located in the lobby of the Building and shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building and Tenant’s existing suite signage, which suite signage shall be installed on or before the Expansion Commencement Date.

10. Letter of Credit. Landlord is currently in possession of Tenant’s Letter of Credit in the amount of $965,548.33 (the “Letter of Credit”). Landlord shall continue to hold the Letter of Credit in accordance with the terms of Article 20 of the Lease.

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11. Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

12. No Further Modification; Conflict. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and this Second Amendment, the terms of this Second Amendment shall prevail.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KR JUNCTION, LLC,
a Delaware limited liability company

By:	Kilroy Realty, L.P.,
a Delaware limited partnership,
its Manager

	By:	Kilroy Realty Corporation,
a Maryland corporation,
its General Partner

		By:	/s/ Nelson Ackerly

Name: Nelson Ackerly

Its: Senior Vice President, Leasing

		By:	/s/ Annie Caldwell

Name: Annie Caldwell

Its: Vice President, Leasing

“TENANT”:

AVENZO THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Athena Countouriotis, M.D.

Name: Athena Countouriotis, M.D.

Its: CEO

By:

Name:

Its:

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EXHIBIT A

OUTLINE OF EXPANSION PREMISES

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EXHIBIT B

WORK LETTER

Landlord-Build; Turnkey

This Work Letter shall set forth the terms and conditions relating to the construction of the Improvements (as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. For purposes of this Work Letter, all references to the Lease shall mean the Lease, as amended by this Second Amendment.

SECTION 1

POSSESSION

Except as specifically set forth in this Work Letter, Landlord shall tender possession of the Expansion Premises to Tenant in its existing “as-is” condition in accordance with the timing and other terms and conditions set forth in this Second Amendment.

SECTION 2

IMPROVEMENTS

2.1 Improvements. Landlord shall retain a general contractor selected by Landlord (the “Contractor”) and cause the installation and/or construction of certain permanently affixed improvements in the Expansion Premises as identified on the “Working Drawings,” as defined below (the “Improvements”). The term “Approved Pricing Plan” shall mean that certain plan prepared by RBN Design, dated as of July 27, 2026, a copy of which is attached hereto as Schedule 1, which Approved Pricing Plan has been approved by Landlord and Tenant. Landlord’s architects and engineers shall complete all necessary architectural and engineering drawings for the Improvements (the “Working Drawings”) (i) in a manner consistent with, and which are a natural and logical extension of, the Approved Pricing Plan, except for minor field changes and other changes that are required to comply with Applicable Laws, (ii) such that the Improvements are comprised of Building-standard materials, components and finishes (except for any non-Building standard or alternate materials, components or finishes that are expressly identified on the Approved Pricing Plan), and (iii) incorporating any “Change Orders,” as defined in Section 2.2 below, that have been expressly approved by Landlord after the date of the Lease in accordance with the terms of this Work Letter. Upon request, Tenant shall promptly supply the Landlord with a complete listing of all standard and non-standard equipment and specifications to be included in the Expansion Premises, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements, as necessary for Landlord’s architects and engineers to complete the Working Drawings. Tenant shall cooperate with Landlord, as necessary, in connection with the design and construction of the Improvements, including approving or disapproving any items that require Tenant’s approval and providing necessary information, if any, within two (2) business days of Tenant’s receipt of request therefor. Landlord shall submit the proposed Working Drawings to Tenant for review and approval and Tenant shall have seven (7) business days after receipt thereof to either notify Landlord of its approval of the proposed

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Working Drawings or send Landlord a reasonably detailed explanation of any requested changes thereto, and in connection therewith Tenant hereby agrees its review and approval shall be limited solely to whether the Working Drawings are materially consistent with, and a logical extension of, the Approved Pricing Plan. If Tenant requests and Landlord agrees with such changes, Landlord shall promptly submit revised Working Drawings to Tenant for Tenant’s review and approval, except that Tenant shall have three (3) business days to review and approve the revised Working Drawings pursuant to the same terms as the review of the initial Working Drawings, with the process repeating until Landlord and Tenant have approved the Working Drawings. Restoration and removal requirements with respect to the Improvements shall be governed by Article 7 of the Original Lease; provided that if the constructed Improvements are materially similar to the Approved Pricing Plan, Landlord will not require restoration or removal of such Improvements. Responsibility for costs relating the design and construction of the Improvements, as between Landlord and Tenant, shall be governed by Section 3 and the other provisions of this Work Letter. Landlord shall cause the Improvements to be designed and constructed with the Required Level of Care (as such term is defined in Section 4 of Exhibit C-2 to the Original Lease) in compliance with Law to the extent required for Tenant’s occupancy of the Premises for typical office use and normal density and in good workmanlike manner. Landlord shall keep Tenant reasonably apprised of the status of completion of the Improvements (including, without limitation, holding bi-weekly meetings regarding the status of the Improvements), and use commercially reasonable efforts to provide Tenant with at least five (5) business days’ notice of the anticipated date of Substantial Completion of the Improvements.

2.2 Change Orders. The term “Change Order” shall mean (i) any modification to the Approved Pricing Plan or Working Drawings, and/or (ii) any improvements or items that are not a natural and logical extension of the improvements depicted on the Approved Pricing Plan, that in each instance are requested by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall deliver written notice (a “Change Notice”) to Landlord requesting Landlord’s approval of any Change Order desired to be made by Tenant, which notice shall set forth in detail the Change Order requested by Tenant. Landlord shall, within five (5) business days following its receipt of any Change Notice, either (A) approve such requested Change Order, or (B) disapprove such requested Change Order. Tenant hereby agrees that Landlord shall be entitled to a fee (the “Change Fee”) payable by Tenant in connection with any Change Order in an amount equal to three percent (3%) of the total costs of the Change Order, in consideration for Landlord’s coordination and supervision thereof. If Landlord approves of any Change Order request made by Tenant, Landlord shall provide Tenant with the estimated total cost of the Change Order (including, but not limited to, architectural and engineering fees, construction costs, applicable permit costs and the Change Fee) and the estimated number of days of Tenant Delay (as defined in Section 6 below) resulting from such Change Order. Tenant shall notify Landlord within two (2) business days following receipt of the foregoing information from Landlord whether or not Tenant desires to implement the applicable Change Order. In the event any Change Orders are approved by Landlord and Tenant pursuant to the terms hereof, Landlord shall cause its architect and engineers to incorporate such Change Orders into the Working Drawings, and the costs of any such Change Order (plus the corresponding Change Fees) shall be the responsibility of Tenant as further set forth in Section 3 below, and any delays resulting from any such Change Orders shall be deemed Tenant Delays. Except as expressly set forth herein, any Change Orders approved by Landlord pursuant to the terms hereof shall otherwise be treated as Improvements for purposes of the Lease and this Work Letter.

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SECTION 3

COSTS OF CONSTRUCTING IMPROVEMENTS

Except as set forth in this Section 3 below, Landlord shall be solely responsible for the costs of constructing the Improvements. Notwithstanding the foregoing, Tenant shall be solely responsible for (i) the cost of any Change Orders, plus the corresponding Change Fees payable to Landlord, (ii) any non-Building standard materials, components or finishes or any items identified on the Approved Pricing Plan or Working Drawings as “alternates,” “tenant cost alternates,” or the like which are included in the Improvements, and (iii) any increased cost of the Improvements arising out of or caused by any “Tenant Delay”, as defined in Section 6.2 below. Any costs for which Tenant is responsible pursuant to this Section 3 shall be paid by Tenant to Landlord within ten (10) business days after demand is made therefor by Landlord from time to time. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, in no event shall Landlord be obligated to pay for (A) any moving costs or expenses related to Tenant’s move-in or occupancy of the Expansion Premises, and/or (B) any costs or expenses associated with the purchase, installation or maintenance of any furniture (including, but not limited to, the cost of any reception desks, credenzas or chairs, whether identified on the Approved Pricing Plan or not), fixtures (other than Building standard fixtures shown on the Approved Pricing Plan), equipment, art, cabling, audio/visual equipment, telecommunications systems, access controls, security systems and equipment, and/or (except as otherwise provided in the Lease) signage related to Tenant’s occupancy of the Expansion Premises (collectively, “Tenant’s FF&E”). Tenant hereby acknowledges that Landlord shall be entitled to a fee (the “Coordination Fee”) payable by Tenant in an amount equal to three percent (3%) of the total costs of the Improvements, in consideration for Landlord’s coordination and supervision of the performance of the Improvements.

SECTION 4

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to or arising out of the design and construction of the Improvements; provided, however, that if, within thirty (30) days following the date of Substantial Completion of the Improvements, Tenant provides notice to Landlord of any non-latent defect in the Improvements, or if within six (6) months following the date of Substantial Completion of the Improvements, Tenant provides notice to Landlord of any latent defect in the Improvements, then Landlord shall promptly cause such defect to be corrected, so long as such defect was not caused by the actions, omissions, misuse, misconduct, damage, destruction, and/or negligence of Tenant, its agents, contractors, subcontractors, employees, subtenants and/or assignees, or by any Tenant alterations. The foregoing obligation to repair any defects shall be Tenant’s sole remedy in connection with the same.

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SECTION 5

TENANT’S AGENTS

Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of any space planner, architect, vendor, contractor, subcontractor or consultant engaged by Tenant with respect to the Expansion Premises, if any.

SECTION 6

SUBSTANTIAL COMPLETION OF THE IMPROVEMENTS

6.1 Substantial Completion of the Improvements. For purposes of this Work Letter and this Second Amendment, “Substantial Completion” (or “Substantially Complete”) of the Improvements shall occur upon (i) the completion of construction of the Improvements agreed upon by Landlord and Tenant, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant, and (ii) only to the extent a “TI Approval” (defined below) is required by applicable Law, Landlord’s receipt of any and all applicable approvals and/or governmental sign-offs (i.e., temporary or final certificate of occupancy or legal equivalent thereof) applicable to the Improvements necessary for Tenant to occupy the Expansion Premises for the Permitted Use (any of the foregoing, a “TI Approval”); provided, however, that if a TI Approval is not required by the applicable governmental authority due to the limited scope of the Improvements, or if a TI Approval is required and cannot be obtained as a result of any additional work to be performed by or on behalf of Tenant outside of the scope of the Improvements (including, without limitation, the installation of any alterations or tenant fixtures, work-stations, built-in furniture systems, or equipment), then in either case the issuance of a TI Approval shall not be required for Substantial Completion to occur (and satisfaction of item (i) above shall be the only requirement for Substantial Completion to occur). For purposes herein, punchlist items shall mean only details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not unreasonably interfere with Tenant’s use or occupancy of the Expansion Premises and which punchlist items shall be corrected promptly by Landlord (within sixty (60) days following Landlord’s receipt of written notice thereof from Tenant) without unreasonable interference with Tenant’s use of or access to the Expansion Premises.

6.2 Delay of the Substantial Completion of the Improvements. Except as provided in this Section 6.2, the Expansion Commencement Date shall occur as set forth in this Second Amendment and Section 6.1 of this Work Letter. If the Substantial Completion of the Improvements are delayed as a direct result of any of the following (each, a “Tenant Delay”), then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Substantial Completion of the Improvements shall be deemed to be the date the Substantial Completion of the Improvements would have occurred if no such Tenant Delay(s) had occurred:

6.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

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6.2.2 A breach by Tenant of the terms of this Work Letter or the Lease;

6.2.3 Any Change Orders;

6.2.4 Any failure by Tenant to timely pay any amounts required to be paid by Tenant pursuant to the terms of this Work Letter; or

6.2.5 Any other acts or omissions of Tenant, or other Tenant Parties.

Notwithstanding the foregoing, no Tenant Delay (except as to items for which the time period for Tenant’s approval is expressly set forth herein) shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that Substantial Completion of the Improvements was in fact delayed as a result of such action or inaction.

SECTION 7

MISCELLANEOUS

7.1 Tenant’s Entry into the Expansion Premises Prior to Expansion Commencement Date. Provided that Tenant and its agents do not interfere with the construction of the Improvements, Tenant shall have reasonable access to the Expansion Premises commencing on the date that Landlord estimates is ten (10) business days prior to the Substantial Completion of the Improvements for the purpose of installing Tenant’s FF&E (including Tenant’s data and telephone equipment) in the Expansion Premises. Landlord shall use good faith efforts to provide Tenant with access to the Expansion Premises as soon as reasonably practicable prior to such date, to the extent such earlier access can be provided without materially interfering with the completion of the Improvements. Prior to Tenant’s entry into the Expansion Premises as permitted by the terms of this Section 7.1, Tenant shall deliver to Landlord the policies or certificates evidencing Tenant’s insurance as required under the terms of the Lease. Tenant’s indemnity set forth in the Lease shall apply during any such period of early entry by Tenant.

7.2 Tenant’s Representative. Tenant has designated Bret Henning ([***]; [***]) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

7.3 Landlord’s Representative. Landlord has designated Jordan Rubino ([***]; [***]) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

7.4 Tenant’s Agents. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services at the Project.

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7.5 Time is of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, Landlord may elect, at its sole option and without limiting any other right or remedies of Landlord under the Lease, to either (i) deem such item automatically approved or delivered by Tenant at the end of the stated time period, after which any succeeding time period shall then commence, or (ii) treat such failure as a Tenant Delay.

7.6 Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any Default by Tenant under the Lease or this Work Letter shall occur (including, without limitation, any failure by Tenant to timely fund any costs which are Tenant’s responsibility hereunder), then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, (i) Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Improvements and any costs occasioned thereby), (ii) at Landlord’s sole election, Tenant shall no longer be entitled to any unfunded portion of the improvement allowance (if any), and (iii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease.

7.7 Electronic Notice and Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord and Tenant may transmit or otherwise deliver any of the notices and/or approvals required under this Work Letter via electronic mail to Tenant’s and Landlord’s respective representatives identified in Sections 7.2 and 7.3 of this Work Letter. The foregoing shall not preclude either party from sending any notices or approvals by any of the other means identified under the “Notices” provision of the Lease.

7.8 No Constructive Eviction. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Existing Premises and the Expansion Premises during the installation and/or construction of the Improvements, Landlord and Contractor shall be permitted to install and/or construct the Improvements during, without limitation, normal business hours, and Tenant shall cooperate with Landlord and Contractor, including, without limitation, by providing access to the Premises and by providing a clear working area in the applicable portions of the Premises (to the extent required by Landlord) for the installation and/or construction of the Improvements (including, but not limited to, the moving of Tenant’s property away from the area Landlord or Contractor are installing and/or constructing the Improvements). Tenant will be responsible for moving Tenant’s furniture and fixtures away from the area Landlord or Contractor installing and/or constructing the Improvements. In connection therewith, Tenant shall cooperate fully in connection with Landlord’s completion of the installation and/or construction of the Improvements. Tenant hereby agrees that the installation and/or construction of the Improvements shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent or damages of any kind. Furthermore, Landlord shall have no responsibility, or for any reason be liable, to Tenant for any direct or indirect injury to, or interference with, Tenant’s business arising from the installation and/or construction of the Improvements, nor shall Tenant be entitled

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to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s furniture, fixtures or personal property or improvements resulting from the installation and/or construction of the Improvements or Landlord’s actions in connection with the installation and/or construction of the Improvements or for any inconvenience or annoyance occasioned by the installation and/or construction of the Improvements or Landlord’s actions in connection with the installation and/or construction of the Improvements, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable Law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Landlord shall use commercially reasonable efforts to perform the Improvements in a manner designed to minimize interference with Tenant’s use of and access to the Premises.

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SCHEDULE 1

SCHEDULE 1 - 1 -	Junction Del Mar [Second Amendment] [Avenzo Therapeutics, Inc.]

EXHIBIT C

RIGHT OF FIRST OFFER

1. Right of First Offer. Landlord hereby grants Tenant a one-time right of first offer (“Right of First Offer”) with respect to all leasable space in the Project that becomes available during the Term (the “First Offer Space”). Such Right of First Offer shall be subordinate to all rights of other tenants to expand into the First Offer Space set forth in leases of space in the Project which are in effect as of the Effective Date, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (collectively, the “Superior Rights”). Superior Rights shall continue to be Superior Rights in the event that any lease setting forth the Superior Right is renewed or otherwise modified. Following the Effective Date Landlord shall not grant any additional expansion rights, rights of first offer, rights of first refusal or similar rights that are superior to Tenant’s rights without Tenant’s prior written consent.

2. Procedure for Offer. Subject to Superior Rights and the terms of this Exhibit C, Landlord shall notify Tenant (the “First Offer Notice”) prior to entering into a lease of First Offer Space to a third party, other than the existing occupant thereof. If the First Offer Space (or portion thereof) is vacant as of the date hereof, then Landlord shall not deliver a First Offer Notice to Tenant until the expiration or earlier termination of the next lease entered into by Landlord for the First Offer Space (or portion thereof). Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space (the “Designated First Offer Space”) (and such notice may be made contingent on a Superior Right Holder declining a right to lease such space). Notwithstanding the foregoing, if prior to Landlord’s delivery to Tenant of the First Offer Notice, Landlord has received an offer to lease all or part of the First Offer Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the First Offer Space, then the First Offer Notice shall include a description of such additional space and Tenant shall exercise the Right of First Offer, if at all, as to all of the space contained in the Third Party Offer, and the term “Designated First Offer Space” shall include all such space described in the Third Party Offer for purposes hereof. The First Offer Notice shall (i) describe the Designated First Offer Space, (ii) offer to lease to Tenant the Designated First Offer Space on the terms described in the First Offer Notice, (iii) set forth the “Economic Terms” (as that term is defined herein below) upon which Landlord is willing to lease the Designated First Offer Space to Tenant, (iv) set forth the rentable square footage of the Designated First Offer Space, determined by Landlord in accordance with the Landlord’s then-current measurement standard for the Project, (v) describe the First Offer Term (as that term is defined below) and the anticipated delivery date for the Designated First Offer Space, (vi) specify any additional Security Deposit, letter of credit or other securitization required to be provided for the Designated First Offer Space, and (vii) specify the number and type of parking passes, if any, required to be rented by Tenant in connection with the Designated First Offer Space. The term “Economic Terms” means: (a) the rental rate; (b) the amount of any improvement allowance or the value of any work to be performed by Landlord in connection with the lease of such space (which amount is a deduction from the cost to Tenant or such other party); (c) the amount of free rent or abated rent; and (d) any other monetary concessions.

EXHIBIT C - 1 -	Junction Del Mar [Second Amendment] [Avenzo Therapeutics, Inc.]

3. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Right of First Offer with respect to the Designated First Offer Space, then within seven (7) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its Right of First Offer for the entirety (and not less than the entirety) of the Designated First Offer Space on the terms contained in such notice. If Tenant does not so notify Landlord within such seven (7) business day period, then Landlord shall be free to enter into a lease (“Third Party Lease”) for the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, during the 180-day period following the initial delivery of the First Offer Notice to Tenant, if the Economic Terms that Landlord is prepared to accept under a Third Party Lease are greater than five percent (5%) more favorable to the tenant than the Economic Terms offered by Landlord to Tenant (as determined using a net effective constant rate equivalent approach, with appropriate adjustment for differences in length of lease term, if any), then Landlord shall first make an offer of such more favorable Economic Terms (as such Economic Terms are determined using a Net Equivalent Lease Rate and adjusted to account for the difference, if any, in the lease term offered to Tenant and the lease term offered to such third party) (the “New Offer Terms”) to Tenant by written notice (the “Additional Offer Notice”) setting forth the New Offer Terms, and Tenant shall have five (5) business days from Tenant’s receipt of the Additional Offer Notice to accept the New Offer Terms (which procedure shall be repeated until Landlord enters into a Third Party Lease which does not require Landlord to deliver another Additional Offer Notice to Tenant or Tenant exercises such Right of First Offer, as applicable). In the event Tenant does not elect to exercise its Right of First Offer following receipt of a particular First Offer Notice, if the Designated First Offer Space that was offered to Tenant in a particular First Offer Notice is still “available” after the expiration of the one hundred eighty (180) day period following the initial delivery of the First Offer Notice to Tenant, then Landlord shall also provide Tenant with an Additional Offer Notice prior to entering into a Third Party Lease. Designated First Offer Space shall be deemed not to be “available” to the extent the same is (i) subject to any Superior Rights, and/or (ii) the subject, in whole or in part, of either (x) an executed lease proposal, letter of intent, term sheet, or lease document, or (y) a lease proposal, letter of intent, term sheet, or lease document that Landlord is actively negotiating with a prospective third party tenant. For purposes hereof, the phrase “actively negotiating” shall mean the preparation of a lease document and/or exchange of any of the other above-referenced written documentation between the parties regarding space in the Project which includes the Designated First Offer Space within the last ninety (90) day period.

4. First Offer Term. The term of Tenant’s lease of the Designated First Offer Space (the “First Offer Term”) shall commence upon the date (the “First Offer Commencement Date”) set forth in the First Offer Notice and shall expire on the date set forth in the First Offer Notice; provided, however, that if three (3) or more years remain in the Term (including any validly exercised extensions), then the First Offer Term shall be co-terminus with the Term of the Lease.

5. Construction In First Offer Space. Tenant shall take the Designated First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of the Work Letter. Landlord shall have no obligation to provide any improvement allowance or perform any work in the First Offer Space except as expressly provided in the First Offer Notice.

EXHIBIT C - 2 -	Junction Del Mar [Second Amendment] [Avenzo Therapeutics, Inc.]

6. Amendment to Lease. If Tenant timely exercises Tenant’s Right of First Offer to lease Designated First Offer Space, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease expanding the Premises to include the Designated First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Exhibit C. Notwithstanding the foregoing documentation obligations, Tenant’s timely delivery of the First Offer Exercise Notice shall, in and of itself, conclusively establish Tenant’s lease of the First Offer Space on the express terms set forth in this Exhibit C, and no failure, defect, omission or delay in the delivery or execution of any additional documentation shall invalidate such exercise.

7. Termination of Right of First Offer. Tenant shall not have the right to lease the First Offer Space, and Landlord has no obligation to deliver a First Offer Notice, if Tenant is then in monetary or material non-monetary default under this Lease beyond the applicable notice and cure periods. Tenant’s Right of First Offer shall terminate upon the earliest to occur of (a) as to a Designated First Offer Space, Tenant’s failure to timely deliver a Tenant First Offer Exercise Notice following Landlord’s delivery of a First Offer Notice, subject to Landlord’s obligation to re-offer pursuant to Section 3 above, (b) Tenant’s exercise of its Right of First Offer for all of the First Offer Space, (c) Tenant’s assignment of this Lease, other than to a Permitted Transferee, (d) Tenant’s waiver or failure to timely and properly exercise any option to extend the Term provided in the Lease, as amended or may be amended, (e) Tenant’s sublease of thirty-five percent (35%) or more of the entire then-existing Premises, other than to a Permitted Transferee for substantially the remaining Term, (f) Tenant’s failure to physically occupy thirty-five percent (35%) or more of the entire then-existing Premises for the regular conduct of business (other than during any period of Casualty, condemnation, or renovation) and (g) the occurrence of the second (2nd) event of Default beyond the applicable notice and cure period.

EXHIBIT C - 3 -	Junction Del Mar [Second Amendment] [Avenzo Therapeutics, Inc.]